Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Effective as of 12:01 a.m. on April 3, 2020, United Technologies Corporation (since renamed Raytheon Technologies Corporation) (“UTC”) completed its previously announced separation into three independent, publicly traded companies through the distribution of all of the outstanding shares of common stock of Otis Worldwide Corporation (“Otis”) as well as all of the outstanding shares of common stock of Carrier Global Corporation (“Carrier”) to UTC shareowners through separate spin-off transactions (the “Separation and the Distribution”).

In conjunction with the Separation and the Distribution, UTC, Otis and Carrier entered into a separation and distribution, tax matters and other agreements (together, the “separation agreements”).  Through these separation agreements, Otis recognized certain assets and liabilities that may be due from or to UTC subsequent to the Separation and Distribution.

The Separation and the Distribution and the assets and liabilities resulting from the separation agreements, described above, are collectively referred to as the “Separation, Distribution and Related Transactions” below.

Unaudited Pro Forma Condensed Consolidated Financial Information

While the historical condensed consolidated financial statements reflect the past financial results of Otis, this pro forma information gives effect to the separation of that business into an independent, publicly traded company.  The pro forma adjustments to reflect the Separation, Distribution and Related Transactions include:

•	the elimination of non-recurring costs included within our historical results which were driven by the Separation, Distribution and Related Transactions;

•	the effect of the unrealized loss activity on an equity security that was purchased in connection with the Separation, Distribution and Related Transactions;

•	the effect of interest expense and amortization of issuance costs related to debt transactions entered into as part of the Separation, Distribution and Related Transactions;

•	the elimination of the non-service pension benefit historically allocated to us for a UTC-sponsored defined-benefit pension plan; and

•	the tax impact of the Separation, Distribution and Related Transactions.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X and includes certain adjustments to give effect to events that are (1) directly attributable to the Separation, Distribution and Related Transactions, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results of operations of Otis.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2020 has been prepared as though the Separation, Distribution and related Transactions occurred on January 1, 2019.  As of June 30, 2020, the impact of the Separation, Distribution and Related Transactions is reflected in our financial position, and the only pro forma adjustment relates to the remaining liabilities for the non-recurring expenses associated with becoming a stand-alone public company in an amount equal to approximately $55 million.  As such, a Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2020 is not presented. The Unaudited Pro Forma Condensed Consolidated Balance Sheet would have reflected a pro forma adjustment to increase Accrued liabilities by $55 million and increase Accumulated Deficit by $55 million. As of June 30, 2020, pro forma Total Liabilities and Total Deficit would have been $14,072 million and $(3,727) million, respectively. The unaudited pro forma condensed consolidated financial information is for illustrative purposes only and does not reflect what our results of operations would have been had the Separation, Distribution and Related Transactions occurred on the date indicated and is not necessarily indicative of our future results of operations. Non-recurring separation costs incurred prior to, or concurrent with, the Separation, Distribution and Related Transactions are not included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

The unaudited pro forma condensed consolidated financial information was derived from and should be read in conjunction with the financial statements and the notes in our registration statement on Form 10, initially filed as Exhibit 99.1 with the Securities and Exchange Commission (“SEC”) on February 7, 2020, as amended by Amendment No. 1 filed on March 11, 2020 (“Form 10”), including the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2019, and our unaudited historical condensed consolidated financial statements for the quarter and six month periods ended June 30, 2020 included within Otis’ Quarterly Report on Form 10-Q filed on July 31, 2020. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2019 contained in our Form 10 filing was not materially impacted by any subsequent revisions to assumptions or estimates used therein.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2020

Dollars in millions, except per share amounts	Historical	Pro Forma Adjustments (Note 2)		Pro Forma Six Months Ended June 30, 2020
Net sales:
Product sales	$2,417	$-		$2,417
Service sales	3,578	-		3,578
	5,995	-		5,995
Costs and expenses:
Cost of products sold	1,986	-		1,986
Cost of services sold	2,221	-		2,221
Research and development	75	-		75
Selling, general and administrative	906	(53)	(A)	853
	5,188	(53)		5,135
Other (expense) income, net	(62)	(3)	(B)	(65)
Operating profit	745	50		795
Non-service pension cost (benefit)	(2)	5	(C)	3
Interest expense (income), net	46	26	(D)	72

Income from operations before income taxes	701	19		720
Income tax expense	234	5	(E)	239
Net income	$467	$14		$481
Less: Noncontrolling interest in subsidiaries’ earnings	78	-		78
Net income (loss) attributable to common shareholders	$389	$14		$403

Earnings per common share
Basic	$0.90		(F)	$0.93
Diluted	$0.90		(G)	$0.93
Weighted-average common shares outstanding
Basic	433.1		(F)	433.1
Diluted	433.6		(G)	435.2

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1: Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Otis if the Separation, Distribution and Related Transactions had been consummated for the period presented or that will be achieved in the future.

In addition, for the period presented in the unaudited pro forma condensed consolidated financial information, the operations of Otis were conducted and accounted for as part of UTC until the Separation, Distribution and Related Transactions on April 3, 2020 and as a stand-alone public company after the Separation and Distribution. Prior to the Separation, Distribution and Related Transactions, the historical financial statements and unaudited pro forma condensed consolidated and financial information of Otis have been derived from UTC’s historical accounting records and reflect certain allocations of expenses for the period prior to the Separation, Distribution and Related Transactions. All of the allocations and estimates in such financial statements are based on assumptions that management believes are reasonable. For the period subsequent to the Separation, Distribution and Related Transactions, the results reflect the operations of Otis as a stand-alone public company. The unaudited pro forma condensed consolidated financial statements of Otis do not necessarily represent the  results of operations of Otis had it been operated as a stand-alone company during the six month period ended June 30, 2020.

As a stand-alone public company, we have incurred and expect to incur incremental recurring costs. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•
costs to perform financial reporting and regulatory compliance, and costs associated with accounting, auditing, tax, legal, information technology, human resources, investor relations, risk management, treasury and other general and administrative related functions;

•	compensation including equity-based awards, and benefits with respect to new and existing positions;

•	insurance premiums;

•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

Incremental recurring costs of being a stand-alone public company, other than those already incurred, are not reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2020 as they are a projection and are not factually supportable.

For the six month period ended June 30, 2020 we have incurred non-recurring costs associated with becoming a stand-alone public company of approximately $53 million. The accompanying unaudited pro forma condensed consolidated financial statements are adjusted for these expenses as these expenses are not expected to have a continuing impact on the operating results following the consummation of the Separation, Distribution and Related Transactions. Remaining liabilities associated with such non-recurring costs of approximately $55 million would have been accrued on the Unaudited  Pro Forma Consolidated Balance Sheet as of June 30, 2020, which is not presented for the reasons described above.

Note 2: Pro Forma Adjustments

(A) Reflects removal of approximately $53 million of non-recurring separation costs directly related to the Separation, Distribution and Related Transactions that were incurred during the period and are not expected to have a continuing impact on the operating results.

(B) Reflects an unrealized loss on an equity security that was purchased by Otis in connection with the Separation, Distribution and Related Transactions.  The adjustment represents the estimated unrealized loss on the equity security had we purchased it on January 1, 2019.

 (C) Reflects the removal of Non-service pension benefit historically allocated to us for a UTC-sponsored defined-benefit pension plan. No portion of this plan has transferred to us upon Separation, Distribution and Related Transactions and our employees will no longer accrue additional benefits. The remaining Non-service pension benefit relates to pension plans retained by Otis.

(D) On February 10, 2020, we entered into a $1.0 billion unsecured, unsubordinated term loan credit facility and on March 27, 2020 we drew the full amount of the term loan. On February 27, 2020, we issued $5.3 billion of unsecured, unsubordinated notes. The adjustment of $26 million represents estimated interest expense and amortization of issuance costs related to the term loan for the period from January 1, 2020 through March 27, 2020 and for the notes from January 1, 2020 through February 26, 2020.  The weighted average interest rate used for the estimated interest expense and amortization was approximately 2.5%.  From the dates of issuance through June 30, 2020, interest expense and amortization of issuance costs related to the term loan and notes are included in our historical results.

(E) Represents the income tax impact of the pro forma adjustments for the six month period ended June 30, 2020. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments. The estimated pro forma tax increase is approximately $5 million for the six month period ended June 30, 2020.

(F) Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding for the six month period ended June 30, 2020 to reflect the number of shares of Otis common stock upon completion of the Separation, Distribution and Related Transactions and the activity in outstanding shares post the Separation, Distribution, and Related Transactions.

(G) Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the number of shares of Otis common stock that upon completion of the Separation, Distribution and Related Transactions and reflect the issuance of shares of our common stock under our equity plans. The pro forma weighted-average diluted shares have been presented as if they have been outstanding from January 1, 2019.